Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

John Millerick

SVP, Chief Financial Officer and Treasurer

(978) 326-4000

Mark Namaroff

Director of Strategic Marketing and Investor Relations

(978) 326-4058

Analogic Corporation Announces Restructuring to

Align Business with Current Market Conditions

PEABODY, MA (January 28, 2009) – Analogic Corporation (NASDAQ: ALOG), a leading provider of medical imaging and aviation security technology, announced today that it will reduce its workforce by approximately 140 positions or 9% worldwide as global economic conditions continue to put pressure on healthcare capital equipment markets. This reduction in force along with other cost reduction initiatives will result in the company avoiding costs of approximately $9.6 million on an annual basis. The company expects to take a restructuring charge of $3.4 million during the second fiscal quarter.

Jim Green, President and CEO, commented, “Today’s economic conditions require Analogic to align its cost structure to existing market conditions. However, we remain committed to our core markets in medical imaging and aviation security and will continue investing in technologies that position Analogic for profitable growth.”

Forward-Looking Statements

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of January 28, 2009. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to January 28, 2009.

About Analogic Corporation -

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing. For more information, visit www.analogic.com.

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